Exhibit 99.1

Contact:

Randi Baldwin
Vice President Communications & Marketing
American Medical Alert Corporation
(516) 536-5850

AMERICAN MEDICAL ALERT CORPORATION REPORTS
SECOND QUARTER 2006 RESULTS
Company realizes strong revenue growth of 44% for the
three months ended June 30, 2006

OCEANSIDE, New York. -August 14, 2006 - American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter and six months ended June 30, 2006.

Revenues for the quarter ended June 30, 2006, consisting primarily of monthly recurring revenues (MRR), increased 44% to $7,796,317 as compared to $5,427,324 for the same period in 2005. Net income for the quarter ended June 30, 2006 was $244,776 or $.03 per diluted share as compared to $275,781 or $.03 per diluted share for the same period in 2005.

Revenues for the six months ended June 30, 2006 increased 40% to $14,946,528, as compared to $10,665,894 for the same period in 2005. Net income was $524,543 or $0.06 per diluted share as compared to a net income of $502,280 or $0.06 per diluted share for the previous year. Net Income for the trailing twelve months ended June 30, 2006 and 2005 was $954,699 and $532,564, respectively.

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the six months ended June 30, 2006 increased 14% to $2,769,774 as compared to $2,437,533 for the same period in 2005. EBITDA for the trailing twelve months ended June 30, 2006 and 2005 was $5,244,983 and $4,129,536, respectively, a 27% increase.

The Company affirms its guidance issued on March 30, 2006 that gross revenues, consisting primarily of monthly recurring revenue (MRR), will increase by 34% to $30,000,000 while also projecting a 29% increase in earnings to $1,200,000 for the year ending December 31, 2006. This projection does not assume any contribution to anticipated results from future acquisitions.

Howard M. Siegel, Chairman and Chief Executive Officer commented, "The value of the Company's diversified business model provides the opportunity to invest in our business, allowing us to maintain and grow our market position in each business unit. The TBCS division is making significant progress to integrate technologies to foster company-wide cross platform expansion in support of our primary goal to become the dominant provider of medically oriented, call center solutions. The second quarter also marked the completion of management's consolidation of our HSMS engineering and fulfillment capability to the Long Island City operations hub from which additional efficiencies are anticipated. We further believe ongoing developments in technology will create new opportunities to increase traction within the HSMS division."

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates seven communication centers under local trade names: HLINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure. This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)”. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measure used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations. Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments.

EBITDA is a non-GAAP financial measure and although management and some members of the investment community utilize it to measure financial performance, EBITDA should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability. Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.
Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.

Statements of income for the three and six months ended June 30, 2006 and 2005 and balance sheets as of June 30, 2006 and December 31, 2005 are attached.

AMAC SELECTED FINANCIAL DATA

	Three Months Ended		Six Months Ended
	6/30/2006	6/30/2005	6/30/2006	6/30/2005

Revenues	$7,796,317	$5,427,324	$14,946,528	$10,665,894

Net Income	$244,776	$275,781	$524,543	$502,280

Net Income per Share
Basic	$0.03	$0.03	$0.06	$0.06
Diluted	$0.03	$0.03	$0.06	$0.06

Basic Weighted Average
Shares Outstanding	8,924,786	8,397,848	8,849,678	8,247,202

Diluted Weighted Average
Shares Outstanding	9,429,125	9,045,989	9,350,339	8,962,567

CONDENSED BALANCE SHEET
	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Current Assets	$8,410,326	$8,343,781
Fixed Assets - Net	9,041,751	7,810,658
Other Assets	13,475,675	10,440,897

Total Assets	$30,927,752	$26,595,336

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$5,723,512	$4,495,784
Deferred Income Tax	1,028,000	971,000
Long-term Debt	3,997,452	2,429,396
Long-term Capital Lease	-	190,230
Other Liabilities	527,315	125,000

Total Liabilities	$11,276,279	$8,211,410

Stockholders' Equity	19,651,473	18,383,926

Total Liabilities and Stockholders' Equity	$30,927,752	$26,595,336

Earnings before interest, taxes and depreciation and amortization for the six months and trailing twelve months ended June 30, 2006 and 2005.

		Add:		Less:
	6/30/06	12/31/2005	Subtotal	6/30/2005	Total

Net Income	524,543	932,436	1,456,979	502,280	954,699
Add Backs:
Taxes	448,000	866,000	1,314,000	463,000	851,000
Interest	175,748	52,638	228,386	23,088	205,298
Depreciation & Amort.	1,621,483	3,061,668	4,683,151	1,449,165	3,233,986

EBITDA	2,769,774				5,244,983

		Add:		Less:
	6/30/05	12/31/2004	Subtotal	6/30/2004	Total

Net Income	502,280	410,606	912,886	380,322	532,564
Add Backs:
Taxes	463,000	398,000	861,000	375,000	486,000
Interest	23,088	58,184	81,272	31,251	50,021
Depreciation & Amort.	1,449,165	3,071,424	4,520,589	1,459,638	3,060,951

EBITDA	2,437,533				4,129,536